UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 15, 2007
Date of Report (Date of earliest event reported)

Amtech Systems, Inc.
(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 South Clark Drive, Tempe, Arizona	85281

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 967-5146

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 15, 2007 Amtech Systems, Inc. (the “Company”), through its wholly-owned subsidiary, Tempress Holding B.V. (“Tempress”), purchased a 48,000 square foot manufacturing facility located in Vaassen, The Netherlands.  The purchase of the facility was made pursuant to a purchase agreement, dated March 15, 2007, between Tempress and Mr. F.H. van Berlo.  The purchase price was approximately $2.9 million payable in cash.  The Company’s continued growth of sales to the solar industry created capacity constraints at its existing operations in The Netherlands necessitating the expansion of physical facilities.  The new building will add significant manufacturing space for future growth and should facilitate more efficient production of the Company’s product lines for both the solar and semiconductor industries.  The Company intends to mortgage the new facility once improvements have been made and operations have been transferred.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws and is subject to safe harbors created therein.   These forward-looking statements include, but are not limited to, those regarding the continued growth of sales by the Company to the solar industry, the need to expand the Company’s physical facilities, the efficiency of production of the Company’s product lines and the Company’s intention to mortgage the new facility in the future.

These forward-looking statements reflect the Company’s current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to its operations, growth strategy and liquidity, including the risks set forth in the Company’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission.  The Company undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this Form 8-K.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: March 21, 2007	By:	/s/ Bradley C. Anderson

	Name:	Bradley C. Anderson
	Title:	Vice President and Chief Financial Officer